UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) January 6, 2014
FUEL TECH, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-33059 (Commission File Number)	20-5657551 (IRS Employer Identification No.)
Fuel Tech, Inc.
27601 Bella Vista Parkway
Warrenville, IL 60555-1617
630-845-4500
(Address and telephone number of principal executive offices)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provision:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
      On January 2, 2014 the Registrant appointed Vincent J. Arnone, age 50, as Executive Vice President and Chief Operating Officer (COO) of the Registrant. Mr. Arnone’s appointment as COO is the subject of a press release issued by the Registrant on January 6, 2014.
          There is no family relationship between Mr. Arnone and any director, executive officer, or person nominated or chosen by the Registrant to become a director or executive officer.
           From September 20, 2010 until his appointment as COO, Mr. Arnone had been employed by the Registrant as its Executive Vice President, Worldwide Operations. Before that time, from time to time during June 2008 to September 2010 Mr. Arnone provided independent consulting services to the Registrant. Previously, he had been Senior Vice President, Treasurer and Chief Financial Officer of Fuel Tech from February 2006 through May 2008; and Vice President, Treasurer and Chief Financial Officer from December 2003 to February 2006.
As of the appointment date, the elements of Mr. Arnone’s existing compensation from the Registrant remain unchanged, which include: an annual base salary of $345,000; participation in the Fuel Tech 2013 Executive Officer Inventive Plan (“EOIP”) short term incentive cash bonus plan; participation in the 2013 Executive Performance RSU Grant Award Program; participation in the benefit and welfare programs offered by the Registrant to its officers from time to time; and, if Mr. Arnone’s employment should be terminated involuntarily without cause within one year of a Change of Control (as such term is defined in the Registrant’s standard form of employment agreement), salary and certain benefits continuation for a period of up to one year following such termination.
         Other than as stated above, there is no arrangement or understanding as to Mr. Arnone’s employment between Mr. Arnone and the Registrant, or its directors and officers. Mr. Arnone previously entered into the Registrant’s standard form of employment agreement which established his employment as employment at will, and provides for the protection of the Registrant’s intellectual and other property and for the assignment of inventions to the Registrant.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.

Fuel Tech, Inc. (Registrant)
Date: January 6, 2014	By:	/s/ A.G. Grigonis
Albert G. Grigonis
Senior Vice President, General Counsel and Corporate Secretary